CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 24, 2020, relating to the financial statements and financial highlights, which appears in the Annual Report on Form N-CSR for the year ended September 30, 2020 of AMG SouthernSun Small Cap Fund and AMG SouthernSun U.S. Equity Fund, each a series of AMG Funds. We also consent to the references to us under the headings "Independent Registered Public Accounting Firm" and "Financial Highlights" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

January 28, 2021